UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☑	Soliciting Material Pursuant to §240.14a-12

MILLIPORE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Employee FAQ:
March 11, 2010

We are committed to keeping employees informed throughout the Merck transaction process and realize that you may have many questions relating to benefits, organizational structure, customer and business partner relationships etc.  Please keep in mind, however, that many of your specific questions relating to these topics can’t be answered until we pass through certain regulatory milestones or commence integration planning or even until the transaction is approved and finalized.  We will continue to provide relevant and timely updates as often as possible.

To help understand the process and when these milestones will be reached, please review the process events below. In addition, there were a number of questions from the Town hall meeting that were not answered due to time constraints.  The answers to these questions are included below.

In the meantime, please remember it is “business as usual” and employees should stay focused on providing our customers with the very best products and services.

1. Transaction Process

What are the next steps in the process relating to the proposed transaction?

Proxy Statement

Millipore will compile a preliminary proxy statement that describes both companies, the history of the negotiations, the terms of the agreement and many other disclosures required by the SEC.  Millipore will then file this document with the SEC, most likely by the end of March.  The SEC will review this preliminary document and determine whether it requires changes, in which case Millipore will address such changes.  Once the SEC is satisfied (the timing of which is not certain), Millipore will set a date for a special meeting of shareholders and mail to each shareholder, in advance of the meeting, a final proxy statement and proxy request.  We would expect closing to occur within a week of our shareholder meeting, assuming all regulatory reviews have been completed and all other closing conditions in the agreement, including receipt of our shareholders approval, have been satisfied at that time.

Regulatory Reviews

In parallel with the proxy process described above, both companies will prepare and make all filings required by applicable law to the appropriate regulatory and government agencies, including in the United States, the European Union and other necessary jurisdictions.  Each of these agencies will review the material from both companies and determine whether there are any objections or questions. The companies will also coordinate consultations with employees as may be required by applicable law or contract.  Although Millipore cannot know with certainty the timing and outcome of these reviews, we do not expect any significant objections or delays.

Integration Planning

Planning activities will begin during the next few weeks and will apply the ‘best of both worlds’ approach across all operating business functions in combining the two businesses. You may get invited to join a team and give input that will facilitate this process. As we move through this process more information on the combined organization will be forthcoming.

When do you expect the closing to occur?

The closing is subject to Millipore shareholder approval, regulatory approval and other customary conditions. Until then, our businesses remain separate and independent.

We expect the closing to take place in the second half of 2010.

Merck has started planning of the integration; however, execution can only begin after the deal is closed. We will move as quickly as possible after closing to complete integration activities and expect to have the new organization defined quickly after closing.

2. Benefits
Until further notice, jobs, terms and benefits will remain unchanged.  As decisions are taken, we will inform you appropriately.

Q: What happens to my Restricted Stock Units?

In general, all outstanding unvested RSUs will vest upon close, and will be cashed out at $107 per share.  For example, if you have 100 unvested RSUs at the close, you will be paid $10,700 (100 x $107), less all applicable taxes and required withholdings. Details on the actual mechanics of the cash out transaction will be provided closer to the closing date.   All RSUs held by employees will vest in full.  All currently vested RSUs, and those not subject to further holding requirements or other restrictions, are simply shares of the Company and will also be exchangeable for $107 per share at the closing.  Prior to that time, these shares may be traded as normal without restrictions, unless you have been advised that you are an Insider or you are in possession of material inside information.

Q: What happens to my Stock Options?

A. You will be provided advance notice of an opportunity to exercise your outstanding stock options, whether vested or unvested, prior to the close. Effective upon the closing, you will be entitled to receive an amount in cash equal to difference between $107 and the grant or exercise price multiplied by the number of stock options, less all applicable taxes and required withholdings.  For example, if you have 100 stock options with an exercise price of $57, you would be entitled to a cash payment of $5,000 ($107 - $57 = $50 X 100 option shares), less applicable taxes and required withholdings.

Q:  What happens to MIL stock in the 401(k) Plan or the Supplemental Savings & Retirement Plan (SSRP)?
US Employees Only

A. All Millipore stock will be exchangeable into cash (at $107 per share) effective at closing. After the closing, Millipore stock will no longer be an available investment choice in the 401(k) Plan or the SSRP. Specific details on the timing and the mechanics of the cash exchange and how these funds may be reallocated will be provided closer to the closing date.

Q:  What will happen to the 401(k) Plan after closing?

A. We do not currently know what impact (if any) there will be on the Millipore 401(k) Plan.

3. Customers

Q: How do we position the acquisition positively for our customers?

Merck and Millipore are highly complementary in terms of business operations and customers.  This transaction represents a great opportunity for Millipore to become a part of a larger organization with greater scale and scope, expanded geographic reach and enhanced distribution capabilities.

The combined company will now be able to address the entire value chain for research and production customers in life sciences, and will provide a comprehensive product offering. Customers will benefit from combined research and development capabilities, which will create a powerful innovation platform to develop cutting-edge technologies which combined with our specialty sales teams, will result in solutions that are tailored even more closely to their needs.

Q: How can we reassure customers that Millipore will continue to protect their proprietary data from their bio/pharmaceutical competitors following the proposed acquisition?

A: Millipore’s relationship with our customers has been built over 5 decades of living our values in each and every interaction.  Integrity is critical to enable us to share and protect individual customer’s sensitive information so that we are able to offer the best solution for their specific needs.  Customers trust Millipore to do the right thing and we are proud of our relationships and are not willing to compromise that privilege.

Merck is a company that shares Millipore’s values e.g. responsibility, integrity, respect and trust.  Structurally, Merck operates in two independent business sectors: Pharmaceuticals and Chemicals. Merck’s Life Science’s business is part of the Chemicals sector and has a long and successful track record in working with customers from the bio/pharmaceutical industry.

Since this is an established business practice for working with bio/pharmaceutical customers, Merck confirms that Millipore’s customers will continue to enjoy the same high standards of trust from the proposed Merck/EMD Millipore combination that they receive today.

4. Senior Management

Q: How will this agreement affect the CEC?
Merck intends to retain Millipore’s senior management team.

Q: How long did senior management know about this agreement? Was it planned or did it happen suddenly?

More information on this topic will be forthcoming from the filing of the Proxy Statement.  Since we are governed by strict confidentiality rules we can not comment on the process surrounding the agreement.

5. Operations

Q: Dr. Kley said that this acquisition was about “risk diversification rather than synergies.” Does that mean fewer jobs will be lost?

As stated previously, this transaction is about combining strengths, not cost synergies and helps Merck to diversify their risks by expanding their product and service portfolio.

Merck is committed to investing in Millipore’s operations and to grow and develop Millipore’s talented workforce.

Merck intends to apply the “best of both worlds” integration approach across all operating business functions, similar to the strategy used in the successful Serono transaction.

Merck intends to retain Millipore’s existing headquarters in Billerica and combine it with Merck’s existing U.S. chemicals headquarters.

Q: Merck has stated that they will be retaining the Billerica headquarters, but what about big centers around the world?

Capitalizing on the “best of both worlds” approach applies to all Millipore employees. Merck is committed to building on Millipore’s worldwide expertise in Asia, North America and Europe.

We will review the existing infrastructure and site network after closing and during the integration process.

6. Family Ownership/Merck

How does the family influence the business?

For more information about the history of the company, please visit www.merck.de.

7. Business Practices

Q: Is home-based work acceptable at Merck?

It is too early in the process to comment on specific work arrangements, policies and practices; however, Merck has won numerous awards, most recently being named “Best Employer” in a survey conducted by Hewitt Associates in Austria. The study conducted by the HR consultancy company measures the attractiveness of employers as seen by employees.  EMD Serono today is rated one of the most desirable biopharma companies to work for in the US.

Q: Does Merck use PEx concepts like Lean, Kaizen and Six Sigma?

At this point in the process, it is too early to comment on business concepts and which practices will be adopted at Millipore.  Merck is committed to adopting a “best of both worlds” approach.

Q: Can we continue to use salesforce.com?

As of today, it’s business as usual and you should continue to use existing applications tools.

Q. Should we continue to execute on our approved R&D projects?

 Yes, it’s business as usual until further notice.

Q: Which products overlap and how will decisions be made about how products will be integrated?

At this point in the process, it is too early to comment on products and services and what, if any, changes may be made to product portfolios.

Q: With more than 30,000 products, how will we market our company’s product lines? How will new “specialty sales” mentioned at the Town Hall meeting work?

As of today, it’s business as usual and it’s too early in the process to comment on various product lines and future marketing plans.

If you have further questions during the transaction process please submit them to Town Hall@Millipore.com and we will respond to them as new information is approved for communication.  Thank you for patient understanding and your ongoing commitment to our future success.